Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 #333-147127) pertaining to the Ulta Salon, Cosmetics & Fragrance, Inc. 2007 Incentive Award Plan, the Ulta Salon, Cosmetics & Fragrance, Inc. 2002 Equity Incentive Plan and the Ulta Salon, Cosmetics & Fragrance, Inc. Second Amended and Restated Restricted Stock Option Plan of our reports dated March 31, 2009, with respect to the consolidated financial statements of Ulta Salon, Cosmetics & Fragrance, Inc. and the effectiveness of internal control over financial reporting of Ulta Salon, Cosmetics & Fragrance, Inc., included in this Annual Report (Form 10-K) for the year ended January 31, 2009.

/s/ Ernst & Young LLP
Chicago, Illinois
March 31, 2009